EXECUTION COPY

Triarc Companies, Inc.
280 Park Avenue
New York, NY 10017

As of December 28, 2007

Mr. Peter W. May
Trian Fund Management, L.P.
280 Park Avenue
New York, NY 10017

Re: Amendment to Separation Letter

Mr. May:

Reference is made to the letter agreement, dated as of April 30, 2007, between you and Triarc Companies, Inc. (the “Company” or “Triarc”) (the “Agreement”). Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

In light of the fact that Section (2) of the Agreement accommodated the Company by not requiring that the Company deposit into the rabbi trust the full amount set forth in sub-clause (x) of Section (2) of the Agreement (the “Full Amount” and the difference between the Full Amount and the Lump Sum Payment is referred to as the “Funding Differential”), and that as a result the assets to be transferred to you on the Payment Date do not reflect a return on the Funding Differential during the period from the Termination Date through to the Payment Date (the “Covered Period”), the Company shall pay to you, within five (5) business days of the date of  this letter, an amount equal to $548,376.03, representing the product of (x) the Funding Differential (less the amount of required Medicare taxes paid by the Company in respect of the Full Amount) and (y) an interest rate of ten percent (10%), per annum, adjusted for the Covered Period.

Except as otherwise provided for herein, the terms of the Agreement shall remain in full force and effect in accordance with its terms. This letter may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Sincerely,

Triarc Companies, Inc.
By: /s/ DAVID E. SCHWAB II
       Name: David E. Schwab II
       Title: Director
Accepted and Agreed to:

/s/ PETER W. MAY